Exhibit 99.3

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

This compensation policy has been developed to compensate the non-employee directors of Lantronix, Inc. (the “Company”) for their time, commitment and contributions to the Board of Directors of the Company (the “Board”). Directors who are also employees of the Company are not paid any fees or remuneration for their service on the Board or on any Board committee.

Cash Compensation

Annual Retainer

Each non-employee director will be paid an annual retainer of $36,000 for his or her service on the Board. Annual retainers will be paid in equal quarterly installments.

Chairman of the Board Retainer

A non-employee director serving as Chairman of the Board will be paid an annual retainer of $15,000 in addition to his or her annual retainer as a non-employee director. The Chairman of the Board retainer will be paid in equal quarterly installments.

Committee Chairmanship Retainers

Each non-employee director serving as Chairman of the Audit, Compensation and Corporate Governance and Nominating Committees of the Board will be paid an annual retainer in addition to his or her annual retainer as a non-employee director, as follows:

Committee Chairmanship	Annual Retainer
Audit	$10,000
Compensation	$7,500
Corporate Governance and Nominating	$5,000

Committee chairmanship retainers will be paid in equal quarterly installments.

Meeting Attendance Fees

Each non-employee director will be paid a meeting fee of $1,000 for each regular or special Board meeting attended in person or by telephone in excess of twelve meetings during the fiscal year. Each non-employee director will be paid a meeting fee of $1,000 for attending in person or by telephone a regular or special meeting a committee of which he or she is a member, in excess of twelve meetings per committee during the fiscal year. For purposes of this policy, a meeting is defined as a duly noticed meeting of the Board or a committee for which minutes are kept.

Ad Hoc Committees

From time to time, the Board may establish ad hoc committees of the Board to address issues with defined scope and authority. At the time such a committee is established the Board will determine the compensation payable to non-employee directors for services rendered in connection with the committee.

1

Equity Compensation

The Board will make an annual grant of 25,000 stock options or 10,000 restricted stock units (RSUs), at the choice of the director, to each non-employee director upon his or her election at the Company’s annual meeting of stockholders. Options granted to non-employee directors will (i) vest monthly at the rate of 1/12 per month, such that One Hundred Percent (100%) of the Shares will be fully vested on the one (1) year anniversary of the grant date, (ii) have a seven year term, and (iii) have a two-year post-separation exercise period. With respect to RSUs granted to non-employee directors, fifty percent (50%) will vest six months after the grant date and the remaining fifty percent (50%) will vest on the one year anniversary of the grant date. Notwithstanding the foregoing, in the event that a non-employee director is not duly re-elected to the Company’s Board of Directors by the Company’s stockholders at any regularly scheduled and duly noticed annual meeting of the Company’s stockholders, then any remaining unvested Shares or RSUs shall immediately vest as of the day of such annual meeting of the Company’s stockholders.

If a director is appointed at a time other than at the annual stockholders meeting, the number of options or RSUs and vesting schedule will be pro-rated based upon the amount of time that has elapsed since the Company’s most recent annual meeting.

Expense Reimbursement

Each of the non-employee directors will be entitled to receive reimbursement for reasonable expenses which they properly incur in connection with their functions and duties as a director, including travel expenses incurred to attend meetings not to exceed $2,000 per meeting requiring travel.

Amendments, Revision and Termination

This policy may be amended, revised or terminated by the Board at any time.

Adopted: November 12, 2012, effective January 1, 2013

Revised: September 2, 2015

2